Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-141703,
333-141703-01 and 333-141703-02
PRICING TERM SHEET DATED OCTOBER 1, 2007
DISCOVER® CARD EXECUTION NOTE TRUST
DiscoverSeries Notes, Class A(2007-2)
$1,250,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2007-2)
Principal Amount	$1,250,000,000
Interest Rate
First Interest Period	5.52325%
Subsequent Interest Periods	Three-month LIBOR plus 0.34%
Required Ratings
(Moody’s / S&P / Fitch)	Aaa / AAA / AAA
Expected Maturity Date	December 17, 2012
Weighted Average Life	5.19 years
Legal Final Maturity Date	June 15, 2015
Pricing Date	October 1, 2007
Settlement Date	October 9, 2007
Underwriters	UBS Securities LLC	$312,500,000
	Barclays Capital Inc.	$312,500,000
	Credit Suisse Securities (USA) LLC	$312,500,000
	Lehman Brothers Inc.	$312,500,000
Underwriting Discounts and Commissions	0.225%
Underwriting Concessions	0.135%
Underwriting Reallowance	0.0675%
Price to Public	100%
Proceeds to Discover Card Execution Note Trust	$1,247,187,500.00
Estimate of Expenses	$760,000
Minimum Principal Receivables Balance 1, [2]	$32,404,912,903.23
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$3,758,434,998.10
Percentage of the Excess of Principal Receivables over
Minimum Principal Receivables Balance to
Total Amount of Principal Receivables in Master Trust [2]	10.39%

[1]	An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2007-1) and Class A(2007-2) notes.

[2]	As of September 28, 2007, after giving effect to the issuance of the Class A(2007-1) and Class A(2007-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-141703, 333-141703-01 and 333-141703-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2007-2) Notes filed pursuant to Rule 424(b) on October 1, 2007, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, the master trust, the note issuance trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.